BELL, BOYD & LLOYD LLP

70 West Madison Street, Suite 3100    •    Chicago, Illinois 60602-4207

312.372.1121    •    Fax 312.827.8000

April 24, 2007

As counsel for Nuveen Multi-Currency Short-Term Government Income Fund (the “Registrant”), we consent to the incorporation by reference of our opinion, filed with Pre-effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-2 (File Nos. 333-140868 and 811-22018) on March 26, 2007.

In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Bell, Boyd & Lloyd LLP

Bell, Boyd & Lloyd LLP

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